EXHIBIT 99.1

For Immediate Release

WSI Industries New Business Update, Long Term Agreement & Earnings Release Date

December 13, 2011—Minneapolis, MN—WSI Industries, Inc. (Nasdaq: WSCI) today provided an update on its recreational vehicle business. The Company announced that it had reached a three-year agreement to provide engine components to an existing customer. The Company also announced that the customer had awarded a new program to the Company.

President and COO Benjamin Rashleger commented: “We are pleased to announce positive news in our recreational vehicle market. Related to existing business, we recently signed an agreement with our primary customer in this market to continue to provide them with parts for three different programs through the end of calendar 2014. This agreement demonstrates WSI’s exceptional performance and capabilities, and also provides support for WSI to invest in new specialized equipment and automation that will increase manufacturing efficiencies and capabilities, further expanding the value we can provide to our customer.” Rashleger continued: “We are also delighted to announce that this same customer awarded a new program in the recreational vehicle market. This program, which we anticipate will commence production in the summer of 2013, further solidifies the Company’s position in the marketplace as a preeminent leader in small engine component machining.” Rashleger concluded: “With the three year extension on programs that represent a significant share of our existing recreational vehicle business combined with the award of a new program, we believe that the Company’s business in the recreational vehicle market will be stable for the foreseeable future.”

The Company also announced that it has been featured on the cover of the metalworking industry’s premier publication – Modern Machine Shop, in an issue that also includes a feature story about WSI. The main topic of the article was program management and production, a key contributor towards WSI’s success.

Finally, WSI Industries stated that it expects to release its fiscal 2012 first quarter financial results on January 4th, 2012 prior to its Annual Meeting that occurs on that date at 1:00 Central time.

WSI Industries, Inc. is a leading contract manufacturer that specializes in the machining of complex, high-precision parts for a wide range of industries, including avionics, aerospace and defense, energy, recreational vehicles, computers, small engines, marine, bioscience and instrumentation.

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For additional information:

Michael J. Pudil (CEO), Benjamin Rashleger (President & COO) or Paul D. Sheely (CFO)

763/295-9202

The statements included herein which are not historical or current facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. There are certain important factors which could cause actual results to differ materially from those anticipated by some of the statements made herein, including the Company’s ability to retain current programs and obtain additional manufacturing programs, and other factors detailed in the Company’s filings with the Securities and Exchange Commission.